Exhibit 10.31

[***] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both not material and would likely be competitively harmful if publicly disclosed.

TERMINATION AGREEMENT

This Termination Agreement (“Agreement”) is by and among Pioneer Hi-Bred International, Inc., an Iowa corporation (“Pioneer”); and S&W Seed Company, a Nevada corporation (“S&W”).

WHEREAS, Pioneer and S&W entered into a series of agreements whereby Pioneer sold certain assets related to alfalfa to S&W and entered into certain ongoing relationships relating to alfalfa research, production, and distribution;

WHEREAS, Pioneer and S&W want to terminate many of the agreements and obligations relating to alfalfa; and

WHEREAS, the parties contemporaneously are entering into a license agreement whereby S&W is providing Pioneer certain rights relating to certain alfalfa varieties;

NOW, THEREFORE, Pioneer and S&W agree as follows:

1.	Definitions.
1.1

Two entities are “Affiliates” if one of them, directly or indirectly, whether through one or more intermediaries, Controls the other, or both of them are, directly or indirectly, whether through one or more intermediaries, Controlled by the same entity.

1.2

“Control,” “Controls,” “Controlled by,” and “under common Control” shall mean (a) the ownership, directly or indirectly, whether through one or more intermediaries, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, (b) status as a general partner in any partnership, or (c) any other arrangement by which an entity has, directly or indirectly, the power to direct or cause the direction of the management and policies of another entity.

1.3	“Distribution Agreement” means the Alfalfa Distribution Agreement dated December 31, 2014, as amended.
1.4	“Effective Date” means May 20, 2019.
1.5	“FGI” means Forage Genetics International, LLC.
1.6	“Grower Contracts” means the grower contracts set forth on Schedule 1.5 that relate to the Pioneer Licensed Varieties.
1.7	“Grower Contract Rights” means S&W’s rights under the Grower Contracts.
1.8

“Grower Obligations” means S&W’s obligations and liabilities under the Grower Contracts, including all amounts payable to the growers [or other named parties] pursuant to the Grower Contracts from the Effective Date forward.

1.9	“Inventory” means the quantity of alfalfa varieties as set forth on Schedule 1.9.
1.10	“License Agreement” means the Alfalfa License Agreement executed contemporaneously with this Agreement, whereby S&W provides Pioneer with certain rights to the Pioneer Licensed Varieties.

1.11	“Pioneer Licensed Varieties” means the alfalfa varieties S&W licenses to Pioneer under the License Agreement.
1.12	“Production Agreement” means the Contract Alfalfa Production Services Agreement, dated December 31, 2014, as amended.
1.13	“Research Agreement” means the Research Agreement dated December 31, 2014, as amended.
1.14	“Sequestered Varieties” means inventory, currently held by Pioneer, of certain alfalfa varieties identified in Schedule 1.14.
2.	Termination and Windup of Agreements.
2.1	Grower Agreements and Inventory.
2.1.1	Assignment of Grower Agreements.
2.1.1.1

S&W hereby assigns the Grower Contract Rights to Pioneer and Pioneer hereby assumes the Grower Obligations, Within ten business days after the Effective Date, the parties will jointly notify all growers who are party to a Grower Contract of such assignment and assumption. The form of such notice shall be as set forth in Schedule 2.1.1.1.

2.1.1.2

Before S&W assigns the Grower Contract Rights, S&W shall fully satisfy all its obligations under the Grower Agreements that are required to be performed before the Effective Date. If any grower asserts a claim against Pioneer that S&W has not fully satisfied all such obligations as of the Effective Date or is otherwise in breach of a Grower Agreement as of the Effective Date, S&W shall defend Pioneer against, and indemnify Pioneer for all damages relating to, such grower assertion.

2.1.1.3

If any grower asserts a claim against S&W that Pioneer has not fully satisfied the Grower Obligations or is otherwise in breach of a Grower Agreement, Pioneer shall defend S&W against, and indemnify S&W for all damages relating to, such grower assertion.

2.1.1.4	Within ten business days after the Effective Date, S&W will provide Pioneer with all grower and company records related to the Grower Agreements.
2.1.1.5

Pioneer and S&W shall promptly execute, deliver and file, after good faith discussions, any and all agreements and other documents that shall be reasonably necessary for S&W to assign the Grower Contract Rights and Pioneer to assume the Grower Obligations.

2.1.2	Transfer of Inventory.
2.1.2.1	S&W is currently in possession of the Inventory. S&W will sell the Inventory to Pioneer, and Pioneer will purchase the Inventory from S&W as set forth in this Section 2.1.2.

2.1.2.2

S&W will deliver, at Pioneer’s cost, the Inventory to a location designated by Pioneer as set forth on Schedule 2.1.2.2. Pioneer will provide S&W with an expected seasonal delivery schedule on or before October 1, 2019. Pioneer may modify the delivery schedule (including with respect to the delivery date, the number of units to be delivered on a specified date, and the delivery locations from time to time by reasonable notice (at least two weeks) by Pioneer to S&W, provided that Pioneer must take delivery of all Inventory on or before March 31, 2021. The payments for the Inventory shall be due from Pioneer to S&W on the dates set forth in Schedule 2.1.2.2. For avoidance of doubt, change in the delivery schedule will not change the payment schedule in Schedule 2.1.2.2. The Inventory will be delivered from S&W’ s location in either Nampa or Five Points.

2.1.2.3

S&W represents that each lot of the Inventory has been tested for germination by an AOSA certified lab on the dates and with the results as set forth in Schedule 1.10. S&W shall retain records of such germination testing until at least March 31, 2022 and shall provide such records upon Pioneer’s request. If S&W does not provide the relevant records within ten business after Pioneer’s request or the relevant records for a given lot of Inventory do not match that set forth in Schedule 1.10, (a) if Pioneer has not already received such lot of Inventory, Pioneer shall not be obligated to purchase such lot of Inventory, or (b) if Pioneer has already received such lot of Inventory, S&W shall provide Pioneer with a refund for such lot of Inventory.

2.1.2.4

Pioneer must make any claim for shortage on a particular shipment of Inventory delivered within thirty days after Pioneer receives such shipment of Inventory from S&W. In the case of a shortage, the purchase price for the amount of Inventory not delivered will be either applied as a reduction in the final payment to S&W per Schedule 2.1.2.2 (if such payment has not yet been made at the time the shortage is reported) or after final reconciliation of payments for all shipments (if such payment has been made at the time the shortage is reported).

2.1.2.5

Ownership of the Inventory shall transfer from S&W to Pioneer upon delivery to Pioneer’s designated location. Subject to Section 2.1.2.3, Pioneer assumes all risk relating to germination of the Inventory; S&W assumes all other risk relating to the Inventory until ownership transfers to Pioneer. S&W shall not sell or otherwise transfer the Inventory to any third party. S&W shall hold any Inventory that involves traits licensed from FGI pursuant to Pioneer’s licensing from FGI.

2.1.2.6	The parties may negotiate a conditioning agreement relating to the Inventory in their discretion. Neither party has an obligation to enter into any such agreement.
2.1.3	Sequestered Varieties.
2.1.3.1

The Sequestered Varieties may not be sold until FGI provides consent to enable their sale. Pioneer will use reasonable efforts to obtain FGI’s consent to enable Pioneer and its affiliates to sell the Sequestered Varieties.

2.1.3.2

If FGI provides the necessary consent to enable sale of a given Sequestered Variety by Pioneer and its affiliates, Pioneer will have the option to purchase up to the amount of inventory of the Sequestered Variety listed on Schedule 1.14 at the purchase prices listed therein. Pioneer will make such payment within thirty days after conditioning.

2.1.3.3

If FGI does not provide the necessary consent to enable Pioneer and its affiliates to sell one or more Sequestered Varieties on or before October 31, 2019, Pioneer will have no obligation to purchase any such Sequestered Varieties. S&W may independently pursue consent from FGI to enable S&W to sell any Sequestered Varieties that Pioneer does not purchase (including consent for Pioneer to provide such Sequestered Varieties to S&W). If S&W obtains such consent from FGI, then Pioneer will deliver the Sequestered Varieties to S&W at S&W’s expense, and the parties will use reasonable efforts to negotiate a germplasm license to enable such sales by S&W. Unless otherwise agreed by the parties, Pioneer will hold any unpurchased Sequestered Varieties until December 31, 2019 and thereafter will destroy all inventory of such Sequestered Varieties at S&W’s expense (not to exceed $50,000).

2.2	Distribution Agreement.
2.2.1	Termination of Agreement. The parties hereby terminate the Distribution Agreement (including the Trademark License included as Appendix C to the Distribution Agreement) as of the Effective Date.
2.2.2	Payments satisfied. The parties agree that Pioneer’s payments under the Distribution Agreement are complete as of the Effective Date.
2.3	Production Agreement.
2.3.1	Termination of Agreement. The parties hereby terminate the Production Agreement as of the Effective Date.
2.3.2	Payments satisfied. The parties agree that Pioneer’s payments under the Production Agreement are complete as of the Effective Date.
2.4	Research Agreement.
2.4.1	Expiration of Agreement. The parties confirm the Research Agreement expired on February 28, 2018.
2.4.2

Completion of Certain Trials. S&W is currently managing, on behalf of Pioneer and under Pioneer’s license for all relevant traits, the research trials set forth on Schedule 2.4.2. S&W shall complete those trials pursuant to their approved protocols, and shall:

2.4.2.1	Permit Pioneer representatives access to the research trials, and such representatives may take samples from the plants during the course of the inspection;
2.4.2.2	Provide Pioneer with a copy of all data collected relating to the research trials; and
2.4.2.3	Provide Pioneer with forage-quality samples of alfalfa from the research trials as reasonably requested by Pioneer.
2.4.3	Payments Satisfied. The parties agree that Pioneer’s payments under the Research Agreement are complete as of the Effective Date.

3.	License Agreement; Consideration.
3.1	The parties are contemporaneously executing the License Agreement.
3.2

In consideration for the mutual exchange herein and the rights granted in the License Agreement, Pioneer shall pay S&W forty-five million dollars ($45,000,000) within ten business days after the Effective Date.

3.3	Payment for the Inventory shall be made in the amounts and on the dates set forth in Schedule 2.1.2.2.
3.4	Funds payable to S&W under this Agreement shall be transferred pursuant to the wire instructions below:

Bank Name

Bank Address

Beneficiary NameS&W Seed Company

Account Number

Routing Number

Swift Code/ IBAN

4.	Warranties and Disclaimer of Warranties.
4.1	Each party warrants that it is in good legal standing and has the authority to enter into this Agreement.
4.2

Other than as set forth in Subsection 2.1.2.3 and 4.1, NEITHER PARTY MAKES ANY, AND HEREBY SPECIFICALLY DISCLAIMS, ANY WARRANTIES, CONDITIONS, CLAIMS OR REPRESENTATIONS, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, IMPLIED CONDITIONS OR WARRANTIES OF QUALITY, PERFORMANCE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, NOR ARE THERE ANY WARRANTIES CREATED BY COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE USAGE, UNDER THIS AGREEMENT.

5.	General Provisions.
5.1

Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the License Agreement, including all fees and expenses of agents, representatives, counsel and accountants.

5.2

Confidentiality. The terms (but not the existence) of this Agreement are confidential, and no party shall make public disclosures concerning the terms of this Agreement without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld. This obligation shall expire eight years after the Effective Date. Notwithstanding the foregoing, a party may disclose the terms of this agreement (a) to comply with law or regulation; rules of any stock exchange on which shares of a party or its Affiliate are listed; or in conformity with accounting principles generally accepted in the United States; (b) in connection with an order or inquiry of a court or other government body, provided that the disclosing party provides the other party with notice and takes reasonable measure to obtain confidential treatment thereof; (c) in confidence to recipients’ Affiliates involved in the subject matter of this Agreement, attorneys, accountants, banks, and its advisors; or (d) in confidence, in connection with the sale of substantially all the business assets to which this Agreement relates, so long as, in each case, the entity to which disclosure is made is bound to confidentiality terms commensurate with those set forth herein; or (e) to the extent the terms of this Agreement have previously been publicly disclosed in compliance with this Agreement.

5.3

Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) upon written confirmation of receipt when sent by facsimile transmission; provided, that a hard copy is mailed by registered mail, return receipt requested promptly thereafter or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

If to Pioneer:

Pioneer Hi-Bred International, Inc.

Attention: President

7100 N.W. 62nd Avenue

P.O. Box 1014

Johnston, IA 50131-1014

Fax:

With a copy to:

Pioneer Hi-Bred International, Inc.

Attention: General Counsel

7250 N.W. 62nd Avenue

P.O. Box 1014

Johnston, IA 50131-1014

Fax:

If to Buyer:

S&W Seed Company

106 K Street, Suite 300

Sacramento, CA 95814

Fax:

5.4	Dispute Resolution; Governing Law; Jurisdiction.
5.4.1

Any dispute between the parties arising out of or relating to this Agreement, or the interpretation, validity or effectiveness of this Agreement, or any provision of this Agreement, in the event the parties fail to agree, shall, upon the written request of a party, be referred to designated senior management representatives of the parties for resolution. Such representatives shall promptly meet and, in good faith, attempt to resolve the controversy, claim or issues referred to them.

5.4.2

If such representatives do not resolve the dispute within thirty (30) days after the dispute is referred to them, the dispute shall be settled by binding arbitration, in accordance with the Center for Public Resources (“CPR”) Rules for Non-Administered Arbitration of Business Disputes. For disputes in which the amount in controversy is less than or equal to U.S. $1,000,000, the parties shall mutually select one (1) neutral arbitrator who shall be qualified by experience and training to arbitrate commercial disputes. If the parties cannot agree on an arbitrator or if the amount in controversy exceeds U.S. $1,000,000, such dispute shall be settled by three (3) arbitrators who shall be qualified by experience and training to arbitrate commercial disputes, of whom each party involved in the arbitration shall appoint one, and the two appointees shall select the third, subject to meeting the qualifications for selection. If the parties have difficulty finding suitable arbitrators, the parties may seek assistance of CPR and its CPR Panels of Distinguished Neutrals. Judgment upon the award or other remedy rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be in Wilmington, Delaware. The arbitrators shall apply the substantive law of the State of Delaware, without regard to its conflicts of law principles, and their decision thereon shall be final and binding on the parties. Discovery shall be allowed in any form agreed to by the parties, provided that if the parties cannot agree as to a form of discovery (i) all discovery shall be concluded within one hundred twenty (120) days of service of the notice of arbitration, (ii) each party shall be limited to no more than ten (10) requests for the production of any single category of documents, and (iii) each party shall be limited to two (2) depositions each with a maximum time limit that shall not exceed four (4) hours. Each party shall be responsible for and shall pay for the costs and expenses incurred by such party in connection with any such arbitration; provided, however, that all filing and arbitrators’ fees shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Each party does hereby irrevocably consent to service of process by registered mail, return receipt requested with respect to any such arbitration in accordance with and at its address set forth in Section 5.3 (as such address may be updated from time to time in accordance with the terms of Section 5.3). Any arbitration contemplated by this Section 5.4 shall be initiated by sending a demand for arbitration by registered mail, return receipt requested, to the applicable party in accordance with anu at we address set forth in the notice provision of this Agreement and such demand letter shall state the amount of relief sought by the party making the demand. This Agreement shall not be governed by the U.N. Convention on Contracts for the International Sale of Goods.

5.4.3

All proceedings and any testimony, documents, communications and materials, whether written or oral, submitted to or generated by the parties to each other or to the arbitration panel in connection with this Section 5.4 shall be deemed to be in furtherance of settlement negotiation and shall be privileged and confidential, and shielded from production in other Proceedings except as may be required by applicable law or regulation.

5.4.4

This Agreement shall be governed by the substantive laws of the State of Delaware, without regard to its conflicts of laws principles, and, except as otherwise provided herein, the State and Federal courts in the City of Wilmington, Delaware shall have exclusive jurisdiction over any Proceeding seeking to enforce any provision of, or based upon any right arising out of, this Agreement. The parties hereto do hereby irrevocably (i) submit themselves to the personal jurisdiction of such courts, (ii) agree to service of such courts’ process upon them with respect to any such proceeding, (iii) waive any objection to venue laid therein and (iv) consent to service of process by registered mail, return receipt requested to the address set forth in the notice provision of this Agreement.

5.4.5	The parties acknowledge and agree that the foregoing choice of law and forum provisions are the product of an arm’s-length negotiation between the parties.
5.4.6

Notwithstanding anything to the contrary in this Section 5.4, either party to this Agreement may seek, in the State or Federal courts in the City of Wilmington, Delaware, interim or provisional injunctive relief (or similar equitable relief) to maintain the status quo until such time as the designated senior management representatives of the parties resolve a dispute referred to them or an arbitration award or other remedy is entered in connection with such dispute pursuant to this Section 5.4 and, by doing so, such party does not waive any right or remedy available under this Agreement.

5.5

No Implied Waivers; No Jury Trial. Except as otherwise set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT ALLOWED UNDER LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT.

5.6

Entire Agreement; Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the License Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by both parties.

5.7	Assignments, Successors, and No Third-Party Rights.
5.7.1

Neither party may assign any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Pioneer may assign or transfer this Agreement to an Affiliate. This Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Any attempted assignment in violation of this Section 5.7.1 shall be void.

5.7.2

Unless otherwise expressly provided herein, nothing expressed or referred to in this Agreement shall be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns.

5.8

Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

5.9	Section Headings; Construction. The headings in this Agreement and Schedules and Exhibits attached hereto are provided for convenience only and shall not affect its construction or interpretation. With respect to any reference made in this Agreement to a Section. All words used in this Agreement shall be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "including", "include" and "includes" do not limit the preceding words or terms and any list of words or terms following the words "including", "include" and "includes" is not an exhaustive list. Any reference to a specific "day" or to a period of time designated in "days" shall mean a calendar day or period of calendar days unless the day or period is expressly designated as being a business day or period of business days. The use of "or" is not intended to be exclusive unless expressly indicated otherwise. All amounts denominated in dollars or "$" in this Agreement are references to United States dollars unless expressly indicated otherwise. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement and ( c) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto, regardless of which party was generally responsible for the preparation of this Agreement.

IN WITNESS THERETO, the parties have executed this Termination Agreement.

PIONEER HI-BRED INTERNATIONAL, INC.

By:  /s/ James C. Collins

Title:  Executive Vice President

Date:  May 22, 2019

S & W SEED COMPANY

By:  /s/ Mark W. Wong

Title:  Chief Executive Officer

Date:  May 22, 2019

Schedule 1.5

Grower Agreements

[***]

Schedule 1.9

Inventory

[***]

Schedule 1.14

Sequestered Varieties

[***]

Schedule 2.1.1.1

Form of Grower Notice

[***]

Schedule 2.1.2.2

Delivery and payment Schedule for Inventory

September 15, 2019	22.2%	$ 5,551,371.52
January 15, 2020	22.2%	$ 5,551,371.52
February 15, 2020	22.2%	$ 5,551,371.52
September 15, 2020	15.0%	$ 3,750,926.70
January 15, 2021	10.0%	$ 2,500,617.80
February 15, 2021	8.4%	$ 2,100,518.95
	100.0%	$ 25,006,178.00

Schedule 2.4.2

Research Trials

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